Exhibit 16.1

March 12, 2007


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated March 12, 2007, of Insure.com, Inc. and are in agreement with the statements contained in the second and third paragraphs and the second sentence of the first paragraph on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                    /s/ Ernst & Young LLP